EXHIBIT 10.1

EMPLOYMENT AGREEMENT
by and between
Ruthann Melbourne
and
IndyMac Bank, F.S.B.
dated as of January 1, 2006

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EMPLOYMENT AGREEMENT
     This Employment Agreement (the “Agreement”) is entered into effective as of January 1, 2006, by and between IndyMac Bank, F.S.B. (“IndyMac”) and Ruthann Melbourne (“Employee”).
     1. Term. IndyMac agrees to employ Employee, and Employee agrees to serve IndyMac, in accordance with the terms and conditions of this Agreement, for a period of three (3) years, commencing on the date first set forth above, unless Employee’s employment is earlier terminated as herein provided.
     2. Position, Duties and Responsibilities. Employee initially shall serve as EVP, Chief Risk Officer of IndyMac and shall have such duties and responsibilities as shall be assigned to him by IndyMac. Employee acknowledges and agrees that from time to time IndyMac may assign Employee to different or additional positions with IndyMac or one of IndyMac’s affiliated companies (including its parent companies and subsidiaries), with such title, duties, and responsibilities as determined by IndyMac in its sole discretion. Employee agrees to serve any and all such positions without additional compensation. As used in this Agreement, the term “Employer” includes IndyMac and any such affiliated companies to which Employee may be assigned.
     3. Outside Affiliations. Employee agrees to devote Employee’s business time, attention, skill, and best efforts exclusively to the business and affairs of Employer and its affiliates, to faithfully perform such duties as may be assigned to Employee, and to diligently promote the business, affairs and interests of Employer and its affiliates. Employee agrees to conduct himself or herself in compliance with Employer’s Code of Business Conduct and Ethics.
     4. Compensation and Benefits. During the term of this Agreement, Employer or its affiliates shall provide to Employee the following compensation and benefits; provided that Employee meets the eligibility requirements under the terms and conditions of the relevant benefit plans. All compensation paid, or benefits provided, to Employee by Employer or by any of its affiliates shall be aggregated in determining whether Employee has received the compensation and benefits described herein.
          4.1 Base Salary. Employer shall pay to Employee a base salary at the annual rate set forth in Appendix A. Employee’s base salary shall be payable in equal installments no less frequently than every month. Employer may, in its sole discretion, increase Employee’s base salary during the term of this Agreement, but Employer will not decrease Employee’s base salary below the amount set forth in Appendix A.
          4.2 Cash Incentive Compensation. During the term of this Agreement, Employee will be eligible to receive annual or quarterly cash bonuses, based upon performance criteria established from time to time by the Board of Directors of Employer, a committee of the Board, or its authorized delegate, in its sole discretion, and administered pursuant to Employer’s Senior Manager Cash Incentive Plan policy, which is incorporated herein by this reference. The initial performance criteria relating to Employee’s cash incentive awards outstanding as of the Effective Time are set forth in Appendix B, but may be changed by Employer from time to time pursuant to such policy. Unless otherwise determined by Employer, any annual or quarterly bonus shall be prorated to the extent that Employee is employed for less than the full bonus period.
          4.3 Equity Incentive Compensation. During the term of this Agreement, Employee will be eligible to participate in any incentive award plan or program, applicable generally to employees at a management level similar to Employee’s level at the time of grant (“Peer Employees”), that is maintained by Employer’s public company affiliate, IndyMac Bancorp, Inc., or any successor public company (“Public Company”), and administered pursuant to Employer’s Stock Incentive Compensation policy, which is incorporated herein by this reference. Any awards granted under such plan or program will be issued, and will have such terms and conditions, as determined in the sole discretion of the Board of Directors of Employer, a committee of the Board, or its authorized delegate.
          4.4 Additional Benefits. During the term of this Agreement, Employee shall be entitled to paid vacation and fringe benefits in accordance with, and subject to the terms and conditions of, Employer’s policies and procedures in effect for Peer Employees from time to time. Employee shall also be eligible to enroll and participate in any health and welfare benefit (medical, dental, vision, life, disability, flexible spending accounts), stock purchase, profit-sharing, deferred compensation, or other benefit plans provided by Employer from time to time to the extent generally applicable to Peer Employees and subject to the eligibility criteria and terms and conditions of such plans. Any additional benefits above those noted above are set forth in Appendix C. This Agreement does not affect or otherwise modify the provisions of any other compensation, retirement or other benefit program or plan of Employer.
     5. Termination of Employment. This Agreement, the compensation and benefits provided under this Agreement, and Employee’s employment with Employer, are terminable as herein provided.
          5.1 Grounds for Termination. Employer may, in its sole and absolute discretion, terminate this Agreement and Employee’s employment on the following grounds:
               5.1.1 Disability. In the event of Employee’s inability to perform the essential functions of his or her position (with or without reasonable accommodation) because of illness, injury or similar incapacity (“Disability”), this Agreement and Employee’s employment may be terminated by Employer by giving Notice of Termination as provided in Section 8.1. For purposes of this Agreement, Employee shall not be considered to have a Disability if he or she is considered to be a “qualified individual with a disability” under the Americans with Disabilities Act.
               5.1.2 Death. In the event of Employee’s death during the term of this Agreement (“Death”), this Agreement and Employee’s employment shall immediately and automatically terminate.
               5.1.3 Cause. Employer may terminate this Agreement and Employee’s employment by giving Notice of Termination at any time for Cause. “Cause” means, as determined by Employer:

               (i) Employee’s intentional and material failure to perform Employee’s duties with Employer (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for performance is delivered to Employee by Employer which specifically identifies the manner in which Employer believes that Employee has intentionally and materially failed to perform Employee’s duties; or
               (ii) Employee’s engaging in any illegal conduct, gross misconduct, or gross negligence which is, or is likely to be, injurious to the Company, its financial condition, or its reputation; or
               (iii) Employee’s engaging in any act or omission to act which involves (a) fraud, theft, misappropriation, embezzlement, or dishonesty, (b) willful violation of any law, rule or regulation of a governmental authority, other than traffic violations, (c) regular alcohol or drug abuse, or (d) material violation of Employer’s written policies, including its Code of Business Conduct and Ethics; or
               (iv) Entry of an order by any state or federal regulatory agency either removing Employee from Employee’s position with Employer or its affiliates or prohibiting Employee from participating in the conduct of the affairs of Employer or any of its affiliates; or
               (v) Employee’s breach of the covenants set forth in Section 6 of this Agreement, or material breach of any other provisions of this Agreement.
               5.1.4 Poor Performance. Employer may terminate this Agreement and Employee’s employment by giving Notice of Termination at any time for Poor Performance. “Poor Performance” means Employee’s failure to substantially perform Employee’s duties with Employer (other than any such failure resulting from incapacity due to physical or mental illness), and Employee’s inability to cure such failure to Employer’s reasonable satisfaction within 90 days following Employer’s delivery to Employee of a written demand for substantial performance which specifically identifies the manner in which Employer believes that Employee has substantially failed to perform Employee’s duties.
               5.1.5 Without Cause. Employer may, in its sole and absolute discretion, terminate this Agreement and Employee’s employment other than for Cause, Death, Disability, or Poor Performance (“Without Cause”) by giving Notice of Termination at any time for any reason.
               5.1.6 Resignation. Should Employee voluntarily resign Employee’s employment, either by giving Notice of Termination during the term of this Agreement or otherwise (“Resignation”), Employee’s employment shall terminate immediately, unless Employee and Employer mutually agree on a later effective Termination Date.
          5.2 Benefits Upon Termination. Notwithstanding any other agreements to the contrary, the following benefits shall be the only termination benefits Employee is entitled to from Employer. In the event that Employee’s employment terminates for any reason, Employee shall be entitled to receive (i) all accrued but unpaid Base Salary and vacation benefits as of the

Termination Date (“Accrued Benefits”) and (ii) any other benefits already vested as of the Termination Date under any of Employer’s applicable equity compensation, pension, cash incentive compensation, or similar plans in which Employee participated immediately prior to termination (“Vested Benefits”).
               5.2.1 Disability. In the event that Employee’s employment terminates by reason of Disability, Employee shall be entitled to receive (i) the immediate vesting, to the extent not otherwise vested, of all outstanding equity incentive awards previously granted to Employee by the Public Company, and (ii) Employee’s target cash incentive compensation award for the period in which the Termination Date occurs, prorated to the Termination Date and payable in a lump sum promptly following such termination. Employee shall also be entitled to (iii) payment of an amount equal to the product obtained by multiplying one-twelfth (1/12) of Employee’s then-current base salary, reduced by 50%, by the number of whole months remaining from the Termination Date until the end of the term of this Agreement, with such amount being paid in approximately equal monthly or bi-weekly installments through the end of the calendar year in which the termination occurs. Such amount will be reduced by the amount of any cash payments that would become due to Employee under the terms of Employee’s disability insurance or other disability benefit plan funded by Employer or Employer’s tax-qualified Defined Benefit Pension Plan during the period from the Termination Date until the end of the term of this Agreement. In addition, Employee shall be entitled (iv) for a period of time through the end of the term of this Agreement or until Employee’s death, whichever first occurs, to reimbursement by Employer of (a) the cost of any continued coverage under Employer’s group medical insurance plan for the benefit of Employee, Employee’s spouse and dependents, if any, should they elect continued coverage under COBRA, provided they were covered under the plan immediately prior to Employee’s termination, and (b) the cost of continued coverage under Employer’s life and long-term disability plans for the benefit of Employee, should Employee elect to obtain an individual conversion policy, subject to the terms, conditions, and limitations contained in such policy. Coverage under another group plan (e.g., through a new employer) shall result in the immediate cessation of the reimbursement and continuation of the applicable Employer benefit plans. If and to the extent required to prevent a violation of Section 409A of the Code, Employee will pay the entire cost of such coverage for the first six months after the Date of Termination and Employer will reimburse Employee for Employer’s share of such costs on the six-month anniversary of Employee’s “separation from service” as defined in Section 409A of the Code. All payments under this Section 5.2.1 shall be subject to Section 5.2.8, Section 5.2.10., Section 6, and to the additional benefit described in Section 5.2.9, if allowed by law and by this Agreement.
               5.2.2 Death. In the event of Employee’s Death, such person or persons as Employee shall have designated in writing or, in the absence of such a designation, Employee’s estate, shall be entitled to receive (i) the immediate vesting, to the extent not otherwise vested, of all equity incentive awards previously granted to Employee by the Public Company, and (ii) Employee’s target cash incentive compensation award for the period in which Death occurs, prorated to date of Death and payable in a lump sum promptly following such termination. Employer shall also, within forty-five (45) days following Employee’s Death, pay to Employee’s designee or to Employee’s estate (iii) an amount equal to two times Employee’s last annual base salary, and (iv) for a period of twelve (12) months following the date of Employee’s Death, reimburse such persons for the cost of any continued coverage under

Employer’s group medical insurance plan for the benefit of Employee’s spouse and dependents, if any, should they elect continued coverage under COBRA, provided they were covered under the plan immediately prior to Employee’s Death. Coverage under another group plan (e.g., through a new employer) shall result in the immediate cessation of the reimbursement and continuation of the applicable Employer benefit plans. If and to the extent required to prevent a violation of Section 409A of the Code, Employee will pay the entire cost of such coverage for the first six months after the Date of Termination and Employer will reimburse Employee for Employer’s share of such costs on the six-month anniversary of Employee’s “separation from service” as defined in Section 409A of the Code. All payments under this Section 5.2.2 shall be subject to Section 5.2.10 and to the additional benefit described in Section 5.2.9, if allowed by law and by this Agreement.
               5.2.3 Cause. In the event of Employee’s termination for Cause, Employee shall not be entitled to any additional compensation or benefits, except as provided in Section 5.2.
               5.2.4 Poor Performance. In the event of Employee’s termination for Poor Performance, the benefits payable to Employee shall depend upon Employee’s position and years of continuous service to Employer or its affiliates. If Employee had five (5) or fewer years of continuous service as of the Termination Date, Employee shall be entitled to payment of an amount equal to the lesser of (a) the product obtained by multiplying Employee’s then-current base salary by 0.5, or (b) the product obtained by multiplying one-twelfth (1/12) of Employee’s then-current base salary, reduced by 50%, by the number of whole months remaining from the Termination Date until the end of the term of this Agreement. Such amount shall be paid in approximately equal monthly or bi-weekly installments through the end of the calendar year in which the termination occurs.
               If Employee had more than five (5) years of continuous service as of the Termination Date, or if Employee is a person required to file reports pursuant to Section 16(a) of the Securities Exchange Act of 1934, as amended, due to Employee’s status as a director, officer or principal stockholder of Employer or of any of its affiliates (a “Section 16 Reporting Person”), Employee shall be entitled to payment of an amount equal to the lesser of (a) Employee’s then-current base salary, or (b) the product obtained by multiplying one-twelfth (1/12) of Employee’s then-current base salary by the number of whole months remaining from the Termination Date until the end of the term of this Agreement. Such amount shall be paid in approximately equal monthly or bi-weekly installments through the end of the calendar year in which the termination occurs.
               Regardless of Employee’s position or years of service, Employee shall also be entitled to Employee’s target cash incentive compensation award for the period in which such termination occurs, prorated to the Termination Date and payable in a lump sum promptly following such termination. All payments under this Section 5.2.4 shall be subject to Section 5.2.8, Section 5.2.10., Section 6, and to the additional benefit described in Section 5.2.9, if allowed by law and by this Agreement.
               5.2.5 Without Cause. In the event Employee’s employment is terminated by Employer Without Cause, Employee shall be entitled to (i) the immediate vesting,

to the extent not otherwise vested, of all equity incentive awards previously granted to Employee by the Public Company, but only to the extent that any such awards would, by their normal terms, vest within one (1) year of the Termination Date, and (ii) Employee’s target cash incentive compensation award for the period in which such termination occurs, prorated to the Termination Date and payable in a lump sum promptly following such termination. Employee shall also be entitled to (iii) payment of an amount equal to the lesser of (a) the product obtained by multiplying Employee’s then-current base salary by 1.5, or (b) the product obtained by multiplying one-twelfth (1/12) of Employee’s then-current base salary, increased by 100%, by the number of whole months remaining from the Termination Date until the end of the term of this Agreement. Such amount shall be paid in approximately equal monthly or bi-weekly installments through the end of the calendar year in which the termination occurs. In addition, Employee shall be entitled (iv) for a period of twelve (12) months following the Termination Date, to reimbursement by Employer of (a) the cost of any continued coverage under Employer’s group medical insurance plan for the benefit of Employee, Employee’s spouse and dependents, if any, should they elect continued coverage under COBRA, provided they were covered under the plan immediately prior to Employee’s termination, and (b) the cost of continued coverage under Employer’s life and long-term disability plans for the benefit of Employee, should Employee elect to obtain an individual conversion policy, subject to the terms, conditions, and limitations contained in such policy. Coverage under another group plan (e.g., through a new employer) shall result in the immediate cessation of such reimbursement and continuation of the applicable Employer benefit plans. If and to the extent required to prevent a violation of Section 409A of the Code, Employee will pay the entire cost of such coverage for the first six months after the Date of Termination and Employer will reimburse Employee for Employer’s share of such costs on the six-month anniversary of Employee’s “separation from service” as defined in Section 409A of the Code. All payments under this Section 5.2.5 shall be subject to Section 5.2.8, Section 5.2.10., Section 6, and to the additional benefit described in Section 5.2.9, if allowed by law and by this Agreement.
               5.2.6 Resignation. In the event of Employee’s Resignation, Employee shall not be entitled to payment of any additional compensation or benefits, except as provided in Section 5.2.
               5.2.7 Change in Control.
               5.2.7.1 Determination of Change in Control. For purposes of this Agreement, “Change in Control” shall have the meaning set forth in the IndyMac Bancorp, Inc. 2002 Incentive Plan, as Amended and Restated, or if a subsequent incentive plan is adopted by the Board of Directors of the Public Company and approved by the shareholders thereof, then the definition of “Change in Control” in such subsequent plan, if applicable, shall be used for purposes of this Agreement.
               5.2.7.2 Effect of Change of Control. If a Change in Control should occur during the term of this Agreement, and should Employee’s employment be terminated within two (2) years following the Change in Control (i) by reason of Employee’s Disability or Death, or (ii) either by Employer or its successor Without Cause, then, in lieu of any other benefits described elsewhere in this Agreement:

               (i) Employer shall pay Employee in a single severance payment as soon as practicable after the Termination Date, but in no event later than thirty (30) days thereafter, an amount in cash equal to two (2) times the sum of (a) Employee’s then-current base salary and (b) the higher of Employee’s target annual cash incentive compensation award as in effect on the Termination Date or Employee’s target annual cash incentive compensation award at the time of the Change in Control,
               (ii) Employer shall pay Employee an amount equal to Employee’s annual cash incentive compensation award for the period in which such termination occurs, prorated to the Termination Date and payable in a lump sum promptly following such termination.
               (iii) Any unvested stock options and other equity grants shall become immediately and fully vested, and any vested options (or other incentive awards that may be exercised) shall remain exercisable until (a) the later of the fifteenth (15th) day of the third month following the date the award otherwise would have expired if the exercise period had not been extended pursuant to this provision, or December 31 of the calendar year in which the award otherwise would have expired if the exercise period had not been extended pursuant to this provision, or (b) if earlier, their full-term expiration,
               (iv) For a period of twelve (12) months following the Termination Date, Employer shall reimburse Employee for (a) the cost of any continued coverage under Employer’s group medical insurance plan for the benefit of Employee, Employee’s spouse and dependents, if any, should they elect continued coverage under COBRA, provided they were covered under the plan immediately prior to Employee’s termination, and (b) the cost of continued coverage under Employer’s life and long-term disability plans for the benefit of Employee, should Employee elect to obtain an individual conversion policy, subject to the terms, conditions, and limitations contained in such policy; provided that, if and to the extent required to prevent a violation of Section 409A of the Code, Employee will pay the entire cost of such coverage for the first six months after the Date of Termination and Employer will reimburse Employee for Employer’s share of such costs on the six-month anniversary of Employee’s “separation from service” as defined in Section 409A of the Code, and
               (v) Employee shall be entitled to his any Accrued Benefits and any Vested Benefits.
               Notwithstanding anything contained herein, if a Change in Control occurs and Employee’s employment with Employer is terminated prior to a Change in Control other than for Cause or Poor Performance, and if such termination of employment or event was at the request, suggestion or initiative of a third party who has taken steps reasonably calculated to effect a Change in Control, then Employee upon occurrence of the Change in Control shall be entitled to receive the payments and benefits set forth in this Section 5.2.7, in lieu of payments and benefits described elsewhere in this Agreement. All payments under this Section 5.2.7 shall be subject to Section 5.2.8, Section 5.2.10., Section 6, and to the additional benefit described in Section 5.2.9, if allowed by law and by this Agreement.
               5.2.8 Other Employment. Employer’s obligation to pay continuation benefits to Employee in the event of Employee’s termination for Disability or by Employer

Without Cause or for Poor Performance, other than pursuant to Section 5.2.7, shall immediately cease in the event that Employee obtains employment for compensation (whether as an employee, independent contractor, consultant or otherwise) with any person or entity.
               5.2.9 Excise Tax. In the event it should be determined that any payment or distribution by Employer as the result of Employee’s termination of employment in connection with a change in control of Employer (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code or any interest or penalties are incurred by Employee with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then Employee shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by Employee of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, Employee retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. In order to be eligible for this benefit, Employee must have had more than ten (10) years of continuous service to Employer or its affiliates as of the Termination Date or must immediately prior to the transaction giving rise to the change in control be a Section 16 Reporting Person. If the law prohibits any form of the foregoing benefit, then Employer and Employee understand and agree that this Section 5.2.9 is of no effect.
               5.2.10 Release of Claims. Employer’s obligation to pay any salary continuation, benefits continuation or other amounts, awards, or benefits which otherwise were not vested as of the date of Employee’s termination is expressly conditional upon the effective date of a general release, executed by Employee, of all claims or causes of action, whether known or unknown, that Employee may have or hold against Employer including, but not limited to, any claims for breach of contract, for employment discrimination or harassment, for wrongful termination or for other tortious conduct in connection with Employee’s employment or its termination. Such release agreement shall be prepared by Employer, shall be similar to the release(s) required to be signed by Peer Employees in connection with their termination of employment, shall include an express waiver by Employee of California Civil Code section 1542, and shall be promptly provided to Employee following termination of employment. Employee shall be required to execute and return such release agreement to Employer within fourteen (14) days following receipt of such agreement from Employer.
6. Restrictive Covenants.
          6.1 No Solicitation. During employment and for a period of eighteen (18) months after termination of employment, Employee shall not, directly or indirectly:
               6.1.1 Solicit, or cause to be solicited, any customers of Employer or Employer’s affiliates for purposes of selling any products or services competitive with those of Employer or its affiliates and with whom Employee had Material Contact in the twelve (12) months preceding termination of employment. For purposes of this Agreement, Employee had “Material Contact” with a customer if (a) Employee had business dealings with the customer on Employer’s behalf, or (b) Employee was responsible for supervising or coordinating the dealings between the customer and Employer;

                6.1.2 Solicit for employment, offer, or cause to be offered employment, either on a full time, part-time or consulting basis, to any person who was employed by Employer or its affiliates on the date Employee’s employment terminated and with whom Employee had regular contact with during the course of his employment by Employer, unless Employee shall have received the prior written consent of Employer.
           6.2 Basis for Non-Solicitation Agreement. Employee understands and agrees that the non-solicitation agreement contained in Section 6.1 is necessary to Employer because Employee has access to, and in order to protect the confidentiality of, Employer’s “Confidential Information” (as that term is defined in Section 6.3 below) from intentional and/or inadvertent disclosure or use upon or after the termination of Employee’s employment with Employer. As consideration, Employer expressly agrees to provide Employee with confidential information during Employee’s employment with Employer.
          6.3 Confidentiality.
               6.3.1 Trade Secrets. “Trade Secrets” refers to information, without regard to form, that is not generally known about Employer’s business, that Employer has made reasonable efforts to maintain as secret or confidential, and from which Employer derives economic value because it is not generally known to others who can obtain economic value from its use or disclosure. Trade Secrets include, but are not limited to, concepts, ideas, customer lists, business lists, business and strategic plans, financial data, accounting procedures, secondary marketing and hedging models, trade secrets, and computer programs and plans. This definition shall not limit any definition of “trade secrets” or any equivalent term under applicable state, local, or federal law.
               6.3.2 Confidential Information. “Confidential Information” refers to business information or data of Employer that, although not a Trade Secret, is not generally known to the public and that Employer desires and makes reasonable efforts to keep confidential. Confidential Information includes, but is not limited to, concepts, ideas, customer lists, business lists, business and strategic plans, financial data, accounting procedures, secondary marketing and hedging models, trade secrets, computer programs and plans, information related to officers, directors, employees and agents, operations materials and memoranda, personnel records and information, pricing and financial information related to the Employer and suppliers, and any information marked “Confidential” by Employer, and other proprietary information that does not rise to the level of a Trade Secret. Confidential Information does not include data or information that (i) Employer has voluntarily disclosed to the public, (ii) third parties have independently developed and disclosed to the public, (iii) otherwise enters the public domain through lawful means, or (iv) is lawfully and rightfully disclosed to Employee following the date of this Agreement by another party without an obligation to keep the information confidential. This definition shall not limit any definition of “confidential information” or any equivalent term under any applicable state, local or federal law.
               6.3.3 Non-Disclosure. Employee hereby acknowledges and agrees that Employer and its affiliates have developed and own valuable information described above as Trade Secrets and Confidential Information. Employee acknowledges and agrees that all such Trade Secrets and Confidential Information are valuable assets of Employer, and if developed by

Employee, are developed by Employee in the course of Employee’s employment with Employer, and are the sole property of Employer. Employee agrees that Employee will not divulge or otherwise disclose to any third party, directly or indirectly, any Confidential Information or Trade Secrets, except to the extent such use or disclosure is (i) required by applicable law or in response to a lawful inquiry from a governmental or regulatory authority, (ii) lawfully obtainable from other sources, or (iii) authorized by Employer. Employee acknowledges that this restriction on disclosure of Confidential Information is limited to the period during Employee’s employment and for eighteen (18) months thereafter. The parties acknowledge and agree that this Agreement is not intended to, and does not, alter either Employer’s rights or Employee’s obligations under any state or federal statutory or common law regarding trade secrets or unfair trade practices.
          6.4 Conditional Payment. Employee’s right to receive payments of salary continuation, benefits continuation or other non-vested compensation described in Section 5.2 is conditioned upon Employee’s full compliance with Section 6. If Employee fails to comply with the obligations set forth in Section 6 as reasonably determined by the Chief Executive Officer, the Board of Directors of Employer, or a committee of the Board, within eighteen (18) months after Employee’s termination, then Employee shall not be entitled to any further salary continuation, benefits continuation or other non-vested compensation from Employer.
     7. Reimbursement of Business Expenses. During the term of this Agreement, Employee shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by Employee in accordance with the policies, practices and procedures of Employer to the extent applicable generally to Peer Employees.
     8. Miscellaneous.
          8.1 Notice of Termination and Termination Date. Any termination of this Agreement by Employer or by Employee (including any Resignation) shall be communicated by a written Notice of Termination to the other party, stating the specific termination provision in this Agreement relied upon, if any, and setting forth in reasonable detail the facts and circumstances, if applicable, claimed to provide a basis for termination. The failure by Employer to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Cause shall not waive any right of Employer hereunder or preclude Employer from asserting such fact or circumstance in enforcing Employer’s rights under this Agreement. The effective date of termination (“Termination Date”) shall be (i) the date specified in the Notice of Termination, or (ii) in the event of Employee’s Death, the date of Death, or (iii) in the event of a Change in Control, either the date specified in the Notice of Termination or the last day of the term of this Agreement should same not be renewed on substantially comparable terms within two (2) years following the Change in Control.
          8.2 Successorship. This Agreement shall inure to the benefit of and shall be binding upon Employer, its successors and assigns. This Agreement may not be assigned without the prior written consent of the parties, other than in connection with a merger or sale of Employer or the sale of substantially all the assets of Employer, or similar transaction. Notwithstanding the foregoing, Employer may, without Employee’s consent, assign, whether by assignment agreement, merger, operation of law or otherwise, this Agreement to the Public

Company or to any successor or affiliate of Employer or the Public Company, subject to such assignee’s express assumption of all obligations of Employer hereunder. The failure of any successor to or assignee of the Employer’s business and/or assets in such transaction to expressly assume all obligations of Employer hereunder shall be deemed a termination by the Company Without Cause.
          8.3 Notices. Any notices provided for in this Agreement shall be sent to Employer at its corporate headquarters, Attention: General Counsel, with a copy to the Human Resources department at the same address, or to such other address as Employer may from time to time in writing designate, and to Employee at such address as Employee may from time to time in writing designate (or Employee’s business address of record in the absence of such designation). All notices shall be deemed to have been given two (2) business days after they have been deposited as certified mail, return receipt requested, postage paid and properly addressed to the designated address of the party to receive the notices.
          8.4 Entire Agreement. This instrument contains the entire agreement of the parties relating to the subject matter hereof, and it replaces and supersedes any prior agreements between the parties relating to said subject matter; provided, however, that all provisions of Employer’s Employee Handbook and any other written personnel policies of Employer shall be incorporated herein by this reference, and Employee hereby expressly acknowledges that all provisions of the Employee Handbook and other written policies are applicable to Employee’s employment relationship with Employer, except to the extent that any such provisions directly conflict with any term contained in this Agreement; PROVIDED, FURTHER, THAT OFFICER HEREBY EXPRESSLY ACKNOWLEDGES THAT OFFICER HAS EXECUTED EMPLOYER’S STANDARD MUTUAL AGREEMENT TO ARBITRATE CLAIMS CONCURRENTLY HEREWITH, WHICH REQUIRES THAT ANY DISPUTE UNDER THIS AGREEMENT WILL BE ARBITRATED. No modifications or amendments of this Agreement shall be valid unless made in writing and signed by the parties hereto.
          8.5 Waiver. The waiver of the breach of any term or of any condition of this Agreement shall not be deemed to constitute the waiver of any other breach of the same or any other term or condition.
          8.6 California Law. This Agreement shall be construed and interpreted in accordance with the laws of California, without reference to its conflict of laws principles.
          8.7 Injunctive Relief. Employer and Employee acknowledge that the services Employee is obligated to render under the provisions of this Agreement are of a special, unique, unusual, extraordinary and intellectual character, which gives this Agreement peculiar value to Employer. The loss of these services cannot be reasonably or adequately compensated in damages in an action at law and it would be difficult (if not impossible) to replace these services. By reason thereof, if either party violates any of the material provisions of this Agreement, the parties shall, in addition to any other rights and remedies available under this Agreement, or under applicable law or the Mutual Agreement to Arbitrate Claims, be entitled to seek injunctive relief, as permitted by law, from an Arbitrator pursuant to Employer’s Arbitration Agreement, restraining the other from committing or continuing any violation of this Agreement. The provisions hereof shall survive the expiration, suspension or termination, for any reason, of this Agreement and shall be in addition to, and not in lieu of, any other rights and remedies available to Employer at law or in equity.
          8.8 Claims Procedures. If Employee believes that he or she is entitled to a payment or benefit hereunder which has not been received or which is different than that which is required by this Agreement, Employee may file a claim in writing with the administrator pursuant to Employer’s claims procedures applicable to Employee with respect to this Agreement. Employer shall provide to Employee a copy of such claims procedures separately. Utilization of the claims procedures is a condition of payment of benefits under the Agreement.
          8.9 Severability. If any provision of this Agreement is held invalid or unenforceable, the remainder of this Agreement shall nevertheless remain in full force and effect, and if any provision is held invalid or unenforceable with respect to particular circumstances, it shall nevertheless remain in full force and effect in all other circumstances.
          8.10 Regulatory Intervention. Notwithstanding anything in this Agreement to the contrary, this Agreement is subject to the following terms and conditions:
               8.10.1 If Employee is suspended and/or temporarily prohibited from participating in the conduct of Employer’s affairs by a notice served under Section 8(e)(3) or (g)(1) of the Federal Deposit Insurance Act (12 U.S.C. 1818 (e)(3) and (g)(1)), Employer’s obligations hereunder shall be suspended as of the date of service unless stayed by appropriate proceedings. If the charges in the notice are dismissed, Employer shall (i) pay Employee all or part of the compensation withheld while Employer’s contract obligations were suspended, and (ii) reinstate any of Employer’s obligations which were suspended.
               8.10.2 If Employee is removed and/or permanently prohibited from participating in the conduct of Employer’s affairs by an order issued under Section 8(e)(4) or (g)(1) of the Federal Deposit Insurance Act (12 U.S.C. 1818 (e)(4) and (g)(1)), all obligations of Employer under this Agreement shall terminate as of the effective date of the order, but Employee’s vested rights shall not be affected.
               8.10.3 If Employer is in default (as defined in Section 3(x)(1) of the Federal Deposit Insurance Act (12 U.S.C. 1813 (x)(1)), all obligations under this Agreement shall terminate as of the date of default, but Employee’s vested rights shall not be affected.
               8.10.4 All obligations under this Agreement shall be terminated, except to the extent determined that continuation of the contract is necessary for the continued operation of Employer, (i) by the Office of Thrift Supervision (“OTS”) at the time the Federal Deposit Insurance Corporation (“FDIC”) enters into an agreement to provide assistance to or on behalf of Employer under the authority contained in Section 13(c) of the Federal Deposit Insurance Act (12 U.S.C. 1823 (c)); or (ii) by the OTS at the time the OTS approves a supervisory merger to resolve problems related to operation of Employer or when Employer is determined by the OTS to be in an unsafe or unsound condition. Any rights of Employee that shall have vested under this Agreement shall not be affected by such action.

               8.10.5 With regard to the provisions of this Section 8.10:
               (i) Employer agrees to use its best efforts to oppose any such notice of charges as to which there are reasonable defenses;
               (ii) In the event the notice of charges is dismissed or otherwise resolved in a manner that will permit Employer to resume its obligations to pay compensation hereunder, Employer will promptly make such payment hereunder; and
               (iii) During the period of suspension, the vested rights of the contracting parties shall not be affected except to the extent precluded by such notice.
               8.10.6 Any termination related payments made to Employee by Employer pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with 12 U.S.C. Section 1828(k) and any regulations promulgated thereunder.
          8.11 Counsel. Employer encourages Employee to review this Agreement with his or her personal legal counsel and to take such other steps as may be necessary to fully understand the terms and conditions hereof. Each party and his, her, or its counsel, if any, have reviewed this Agreement and have been provided the opportunity to discuss this Agreement with the other party prior to its execution.

EMPLOYER:

By:	Dated:

Michael Perry
Chief Executive Officer
IndyMac Bank, F.S.B.

EMPLOYEE:

Dated:

Name: Ruthann Melbourne

APPENDIX A
BASE SALARY
Employee Name: Ruthann Melbourne
Current Annual Rate: $275,000

APPENDIX B
CASH INCENTIVE COMPENSATION
Employee Name: Ruthann Melbourne
Initial Performance Criteria:
1.	Management of Top 7 Risk Policies and Board Governance documentation – 25%

2.	Monitor and resolve company “high risk” issues – 25%

3.	CAMELS self assessment rating – 25%

4.	Establish ERM framework, organized structure and team – 25%